August 11, 2016

To: Holders of Monster Worldwide, Inc.
3.50% Convertible Senior Notes due 2019

and

Wilmington Trust, National Association
Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Lynn M. Steiner

MONSTER WORLDWIDE, INC.

NOTICE OF ANTICIPATED FUNDAMENTAL CHANGE

NOTICE OF RIGHT TO CONVERT

3.50% Convertible Senior Notes due 2019 (the “Notes”)

CUSIP No. 611742AB3

Reference is hereby made to the Indenture, dated as of October 22, 2014 (the “Indenture”), by and between Monster Worldwide, Inc., a Delaware corporation (the “Company”) and Wilmington Trust, National Association, as trustee (the “Trustee”). Capitalized terms used but not defined in this notice shall have the meanings ascribed to such terms in the Indenture.

A copy of the Indenture was included as an exhibit to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 22, 2014, which is available on the SEC’s website at www.sec.gov.

On August 8, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Randstad North America, Inc., a Delaware corporation (the “Parent”) and Merlin Global Acquisition Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent (the “Purchaser”), providing for the merger (the “Merger”) of the Purchaser with and into the Company, with the Company continuing as the surviving company. The Company issued a press release publicly announcing execution of the Merger Agreement on August 9, 2016, and included a copy of the press release and the Merger Agreement as exhibits to the Company’s Current Report on Form 8-K, filed with the SEC on August 9, 2016.

133 Boston Post Road • Weston, MA 02493 • 1-800-MONSTER (666-7837) • 978-461-8000
monster.com

Pursuant to the Merger Agreement, the Purchaser is required to commence a tender offer (the “Tender Offer”) for all shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) that are outstanding for $3.40 per share, paid to the seller in cash, without interest and subject to any withholding taxes (such amount, the “Offer Price”). The successful completion of such Tender Offer (upon the Purchaser’s filing of Schedule TO or any schedule, form or report under the Exchange Act disclosing that it has become the direct “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Stock representing more than 50% of the voting power of the Company’s Common Stock) would be a Fundamental Change (as defined in the Indenture). The Company anticipates such consummation, if it occurs, would occur no later than November 30, 2016, provided that if certain regulatory clearances have not been obtained, this date may be extended to January 31, 2017 (any such date of completion, the “Anticipated Effective Date”).

Notice of Convertibility of the Notes during the Conversion Period

Accordingly, notice is hereby given, pursuant to Section 14.01(b)(iii) of the Indenture that the holders of the Notes have the right to convert their Notes at the Conversion Rate (as defined in the Indenture), according to the terms of the Indenture at any time from and after the date that is one Business Day after this notice is given, or August 12, 2016, until and including the close of business on the Fundamental Change Repurchase Date (as defined in the Indenture) (the “Conversion Period”). The Company will announce the Fundamental Change Repurchase Date in the Fundamental Change Company Notice on or before the 20th calendar day after the occurrence of the effective date of the Merger in accordance with Section 15.02(c) of the Indenture.

Based on the Offer Price, no Additional Shares (as defined in the Indenture) will be added to the Conversion Rate pursuant to Section 14.03(e) of the Indenture. Accordingly, the Notes shall be convertible at a rate of 187.7405 shares of Common Stock per $1,000 principal amount of Notes (equal to a conversion price of $5.33 per share).

If the Tender Offer is Consummated, Company Obligation to Offer Repurchase Option to All Holders

Pursuant to Section 15.02 of the Indenture, if a Fundamental Change occurs at any time, each holder of Notes will have the right at such holder’s option to require the Company to repurchase all of such holder’s Notes (or any portion of the principal amount thereof that are equal to $1,000 or in integral multiples thereof), on a date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than twenty (20) nor more than thirty-five (35) calendar days following the date of the Fundamental Change Company Notice in accordance with Section 15.02(a) of the Indenture.  Upon the satisfaction of the requirements of Section 15.02(b) of the Indenture, the holder’s repurchase option will require the Company to repurchase all of such holder’s Notes selected by the holder for repurchase at a price, payable in cash, equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment

Date to which such Regular Record Date relates, in which case the Company will instead pay the full amount of accrued and unpaid interest to the holders of record as of such Regular Record Date, and the Fundamental Change Repurchase Price will be equal to 100% of the principal amount of Notes to be repurchased.

This notice does not constitute an offer to repurchase the Notes. If the Company makes an offer to repurchase the Notes as a result of a Fundamental Change in connection with the Tender Offer, holders of the Notes should read the related Fundamental Change Company Notice and any other related documentation when it is available because it contains important information. Those documents will be available for free from the Company and on the SEC’s website at www.sec.gov.

Additional Notices

The Company hereby notifies you that there can be no assurance that the Tender Offer or the Merger will be consummated on or about the dates indicated herein, or at all. However, in accordance with Section 14.01(b)(iii) of the Indenture, the Company is hereby providing notice to you of: (i) the execution of the Merger Agreement and the Tender Offer and Merger contemplated thereby; (ii) the Fundamental Change that will occur if the Tender Offer is consummated, and (iii) the Anticipated Effective Date.

Notice to Investors

The tender offer for the outstanding common stock of Monster Worldwide, Inc. has not yet commenced. This communication is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of Monster Worldwide, Inc.  The solicitation and offer to buy common stock of Monster Worldwide, Inc. will only be made pursuant to an Offer to Purchase and related materials.  At the time the tender offer is commenced, Randstad North America, Inc. and Merlin Global Acquisition, Inc. will file with the SEC a tender offer statement on Schedule TO, including an offer to purchase, letter of transmittal and related tender offer documents, and Monster Worldwide, Inc. will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.  Investors are urged to read these materials when they become available, as well as any other relevant documents filed with the SEC when they become available, carefully and in their entirety because they will contain important information, including the terms and conditions of the tender offer.  Investors may obtain a free copy of the Solicitation/Recommendation Statement and other documents (when available) that Monster Worldwide, Inc. files with the SEC at the SEC’s website at www.sec.gov, or free of charge from Monster Worldwide, Inc. at http://ir.monster.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this announcement regarding the proposed transaction, the expected timetable for completing the proposed transaction, future financial and operating results, future capital structure and liquidity, benefits of the proposed transaction, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of the Company constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: uncertainties as to the timing of completion of the proposed transaction, the ability to obtain requisite regulatory approvals, the tender of a majority of the outstanding shares of common stock of Monster Worldwide, Inc., the possibility that competing offers will be made and the satisfaction or waiver of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers; and the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer documents to be filed by Randstad North America, Inc. and the Solicitation/Recommendation Statement to be filed by Monster Worldwide, Inc.  Monster Worldwide, Inc. disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.